Exhibit 99.1

Contact:
Chaparral Energy
Joe Evans, CFO
405-478-8770
joe.evans@chaparralenergy.com
Investor Relations Counsel:
Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E: 713-529-6600

Chaparral Energy Announces Year-End Reserves

and Reaffirms 2009 EBITDA Guidance

OKLAHOMA CITY, February 8, 2010 – Chaparral Energy, Inc. (“Chaparral”) today announced year-end 2009 reserves and reaffirmed 2009 EBITDA* guidance.

YEAR-END 2009 RESERVES

As of December 31, 2009, using new pricing methodology required by the U.S. Securities and Exchange Commission (the “SEC”), Chaparral reported total reserves of 141.9 million barrels of oil equivalent (MMBOE) with a PV-10 value of $1.3 billion. This compared with 113.3 MMBOE of reserves at the end of 2008, or about a 25% increase.

The Company’s proved reserves are summarized in the table below.

	As of December 31, 2009
Classification of Reserves	Oil (MMBbls)	Gas (Bcf)	Total (MMBOE)	% Oil	% of Total Proved	PV-10 (In millions)
Proved developed producing	40.8	183.1	71.3	57%	50%	$813.4
Proved developed non-producing	15.1	44.9	22.6	67%	16%	180.2

Total proved developed	55.9	228.0	93.9	60%	66%	993.6
Proved undeveloped	33.6	86.4	48.0	70%	34%	329.9

Total proved	89.5	314.4	141.9	63%	100%	$1,323.5

In accordance with guidelines recently established by the SEC, our proved reserves as of December 31, 2009 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the period January 2009 through December 2009. Utilizing this approach, the present value of our total proved reserves discounted at 10% (PV-10) were based on average prices of $3.87 per Mcf for natural gas and $61.18 per Bbl for oil.

Previously, SEC guidelines required that reserves be valued at the market price on the last day of the reporting period. For comparative purposes, under the old pricing methodology which would have utilized December 31, 2009 prices of $5.79 per Mcf for natural gas and $79.36 per Bbl for oil, total reserves at the end of 2009 would have been 157.8 MMBOE, with a PV-10 value of $2.2 billion.

GUIDANCE

2009 EBITDA – Chaparral continues to expect EBITDA for 2009 to be between $220 million and $225 million, as previously forecasted.

*	EBITDA, or earnings before interest, taxes, depreciation and amortization, is a non-GAAP term. EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity.

About Chaparral Energy

Chaparral Energy, Inc. is an independent oil and natural gas production and exploitation company, headquartered in Oklahoma City. Since its inception in 1988, the Company has increased reserves and production primarily by acquiring and enhancing properties in its core areas of the Mid-Continent and the Permian Basin. Beginning in 2000, Chaparral expanded its geographic focus to include Ark-La-Tex, North Texas, the Gulf Coast and the Rocky Mountains.

Forward Looking Statements

This news release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Chaparral’s filings with the Securities and Exchange Commission.

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